FORM 10f-3

                           THE BLACKROCK FUNDS

                     Record of Securities Purchased
                 Under the Trust's Rule 10f-3 Procedures

1.  Name of Purchasing Portfolio:  BlackRock Municipal
Insured Fund (BR-INSRD), BlackRock Ohio Municipal Bond
Portfolio (BR-OH), BlackRock Insured Municipal Income Trust
(BYM), BlackRock MuniEnhanced Fund, Inc. (MEN), BlackRock
MuniYield Quality Fund II, Inc. (MQT), BlackRock MuniYield
Quality Fund, Inc. (MQY), BlackRock MuniVest Fund, Inc.
(MVF), BlackRock MuniYield Insured Fund, Inc. (MYI)

2.  Issuer: State of Ohio Hospital Revenue Bonds, Series
2009B (Cleveland Clinic Health System Obligated Group)

3.  Date of Purchase:  August 12, 2009

4.  Underwriter from whom purchased: JP Morgan Securities
Inc.

5.  Name of Affiliated Underwriter (as defined in the

Trust's procedures) managing or participating in syndicate:

PNC Capital Markets LLC

  a.  List Members of Underwriting Syndicate:
  J.P. Morgan Securities Inc., Merrill Lynch & Co.,
  Morgan Stanley & Co. Incorporated, Wachovia Bank,
  National Association, PNC Capital Markets LLC

6.   Aggregate principal amount purchased (out of total
offering) (if an equity offering, list aggregate
number of shares purchased (out of total number of
shares offered)):   (BR-INSRD) $1,000,000 out of
$498,550,000; (BR-OH) $2,500,000 out of $498,550,000;
(BYM) $625,000 out of $498,550,000; (MEN) $575,000 out
of $498,550,000; (MQT) $500,000 out of $498,550,000;
(MQY) $775,000 out of $498,550,000; (MVF) $5,000,000
out of $498,550,000; (MYI) $1,525,000 out of
$498,550,000

7.  Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering) (if an equity offering,
list aggregate number of shares purchased (out of
total number of shares offered)): $12,500,000 out of
$498,550,000

8.  Purchase price (net of fees and expenses):  $99.593

9. Date offering commenced (if different from Date of Purchase): August 11, 2009
10. Offering price at end of first day on which any sales were made:

11.  Have the following conditions been satisfied:
     Yes     No
     a. The securities are part of an issue registered under the Securities Act of 1933, as amended, which is being offered to the public, or are Eligible Municipal Securities, or are securities sold in an Eligible Foreign Offering or are securities sold in an Eligible Rule 144A
     Offering or part of an issue of government securities. Yes

      b. The securities were purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by laws to be granted to existing security holders of the Issuer) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated. Yes

      c.  The underwriting was a firm commitment
      underwriting. Yes

      d.  The commission, spread or profit was
      reasonable and fair in relation to that
      being received by others for underwriting similar securities during the same period. Yes

      e.  In respect of any securities other than
      Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
      (including the operations of predecessors). Yes

      f. Has the affiliated underwriter confirmed that it will not receive any direct or indirect benefit as a result of BlackRock's participation in the offering? Yes


Approved: _  Janine Bianchino     Date:  9/4/09



1